INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of International Game Technology on Form S-3 of our report dated November 9, 1993, appearing in the Annual Report on Form 10-K of International Game Technology for the year ended September 30, 1993 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE

Reno, Nevada


February 15, 1994